RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
                         Company

             RESIDENTIAL FUNDING CORPORATION
                     Master Servicer

           Mortgage Pass-Through Certificates
                     Series 1996-S1

                     _______________

            Supplement dated January 30, 1996
                           to
      Prospectus Supplement dated January 23, 1996
                           and
            Prospectus dated January 23, 1996

                     ______________

     Notwithstanding the use of the defined term "Super
Senior Certificates" in referring to the Senior
Certificates (other than the Class A-13 Certificates and
Senior Support Certificates) in the attached Prospectus
Supplement, only the Class A-6 Certificates will benefit from the subordination provided by the Senior Support
Certificates as described herein.

     The discussion in the attached Prospectus Supplement on page S-10 under "Summary-Allocation of Losses;
Subordination," on page S-42 under "Description of the Certificates-Allocation of Losses; Subordination" and on page S-47 under "Certain Yield and Prepayment
Considerations" with respect to the allocation of Defaulted Mortgage Losses among the Super Senior
Certificates and Senior Support Certificates should be disregarded. Realized Losses not allocable to the Class B and Class M Certificates will be allocated as follows: if any such Realized Loss is on a Discount
Mortgage Loan, to the Principal Only Certificates in an amount equal to the related Discount Fraction of the principal portion of such Realized Loss, and the remainder of such Realized Losses and the entire amount of such Realized Losses on Non-Discount Mortgage Loans among all the remaining classes of Senior Certificates
(and the Excess Spread in the case of the interest portion of a Realized Loss) on a pro rata basis, except that the principal portion of Defaulted Mortgage Losses otherwise allocable to the Class A-6 Certificates will be allocated to the Senior Support Certificates until the Certificate Principal Balance thereof is reduced to zero.

     The discussion in the attached Prospectus Supplement in the proviso in paragraph (b) on page S-35 under "Description of the Certificates-Principal Distributions on the Senior Certificates" should be disregarded. On or after the occurrence of the Credit Support Depletion Date but prior to the reduction of the Certificate Principal
Balance of the Senior Support Certificates to zero, the aggregate amount distributable under such paragraph (b) to the Senior Certificates (other than the Principal Only
Certificates) will be distributed among such Certificates on a pro rata basis, provided that any amounts distributable to the Class A-6 Certificates and Senior
Support Certificates shall be distributed in the following priority: first, to the Class A-6 Certificates, up to the amount of Accrued Certificate Interest thereon;
second, to the Class A-6 Certificates, up to the Class
A-6 Optimal Principal Distribution Amount (as defined below), in reduction of the Certificate Principal Balance thereof; third, to the Senior Support Certificates, up to the amount of Accrued Certificate Interest thereon; and fourth, to the Senior Support Certificates, the remainder of the amount so distributable among the Class A-6
Certificates and Senior Support Certificates, until the
Certificate Principal Balance thereof has been reduced to zero.

     The discussion in the attached Prospectus Supplement on page S-35 under "Description of the Offered
Certificates-Principal Distributions on the Senior
Certificates" with respect to the definitions of "Super
Senior Optimal Principal Distribution Amount" and "Super
Senior Optimal Percentage" should be disregarded. With respect to any Distribution Date on and after the Credit
Support Depletion Date, the "Class A-6 Optimal Principal
Distribution Amount" is equal to the product of (a) the then applicable Class A-6 Optimal Percentage (as defined below) and (b) the balance of the Available Distribution
Amount remaining after the Senior Interest Distribution
Amount and the distributions of principal payable to the Principal Only Certificates have been distributed. The
"Class A-6 Optimal Percentage" is equal to a fraction, expressed as a percentage, the numerator of which is the Certificate Principal Balance of the Class A-6
Certificates immediately prior to such Distribution Date and the denominator of which is the aggregate Certificate
Principal Balance of all Senior Certificates (other than the Principal Only Certificates) immediately prior to such Distribution Date.

     THIS SUPPLEMENT MUST BE DELIVERED TOGETHER WITH THE
PROSPECTUS AND PROSPECTUS SUPPLEMENT REFERRED TO ABOVE,
AND SHOULD BE READ IN CONJUNCTION THEREWITH.

     UNTIL APRIL 29, 1996, ALL DEALERS EFFECTING
TRANSACTIONS IN THE OFFERED CERTIFICATES, WHETHER OR NOT
PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO
DELIVER A PROSPECTUS (INCLUDING THE PROSPECTUS SUPPLEMENT
AND THIS SUPPLEMENT).  THIS DELIVERY REQUIREMENT IS IN
ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A
PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT
TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                Bear, Stearns & Co. Inc.